Exhibit 99.2

                                January 10, 2006



Chairman of the Board
China Digital Wireless, Inc.
429 Guangdong Road
Shanghai, China  200001

Dear Mr. Tai,

Please accept my resignation from the China Digital Wireless, Inc. (the "Company") Board of Directors and any committee thereof. This resignation is being tendered to be effective January 10, 2006. This resignation is not the result of any disagreement with the Company. I confirm that I have no claim against the Company for fees or compensation relating to my directorship. I appreciate having had the opportunity to serve on this Board.


                                                     Sincerely,

                                                     /s/ Juchen Li

                                                     Juchen Li